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LB Series Fund, Inc.                                             Exhibit (i)
625 Fourth Avenue South
Minneapolis, Minnesota  55415

September 14, 2001

LB Series Fund, Inc.
625 Fourth Avenue South
Minneapolis, Minnesota  55415

Gentlemen:

As counsel to LB Series Fund, Inc., a corporation organized under the laws of the State of Minnesota (the "Fund"), I have been asked to render an opinion in connection with the proposed issuance by the Fund of shares of beneficial interest of the FTI Small Cap Growth Portfolio, MFS Mid Cap Growth Portfolio, FI All Cap Portfolio, MFS Investors Growth Portfolio, TRP Growth Stock Portfolio, Value Portfolio, and Limited Maturity Bond Portfolio, each a separate series of the Fund that has been established and designated pursuant to Article III of the Fund's Articles of Incorporation, as amended, as more fully described in the Prospectus and Statement of Additional Information contained in Post-Effective Amendment No. 26 under the Securities Act of 1933 to the Registration Statement on Form N-1A (Securities Act File No. 33-3677) to be filed by the Fund with the Securities and Exchange Commission (as amended, the "Registration Statement").

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1. The Fund has been duly organized and is validly existing pursuant to the laws of the State of Minnesota; and

2. The shares of capital stock of the Fund which are described in the foregoing Registration Statement will, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of the sale, be validly issued, fully paid and non-assessable by the Fund.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,


/s/ John C. Bjork
John C. Bjork
Counsel